SECURITIES PURCHASE AGREEMENT


         SECURITIES PURCHASE AGREEMENT ("AGREEMENT") dated as of March 8, 2000 between netguru, inc., a Delaware corporation f/k/a Research Engineers, Inc. (the "COMPANY"), and Elliott Associates, L.P., a Delaware limited partnership, and Westgate International, L.P., a Cayman Islands limited partnership (individually and collectively, the "INVESTOR").

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to sell and issue to the Investor, and the Investor wishes to purchase from the Company, an aggregate of 12,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, liquidation preference $1,000 per share (all of such shares being the "PREFERRED SHARES"), having the rights, designations and preferences set forth in the Certificate of Designations (the "CERTIFICATE") in the form of EXHIBIT A attached hereto, on the terms and conditions set forth herein and Warrants (the "WARRANTS"), in the form of EXHIBIT B attached hereto to purchase Common Shares (as defined below); and

                  WHEREAS, the Preferred Shares will be convertible into shares ("COMMON SHARES") of common stock, par value $0.01, of the Company ("COMMON STOCK"), pursuant to the terms of the Certificate, and the Investor will have registration rights with respect to the Common Shares issuable upon conversion of the Preferred Shares and exercise of the Warrants, pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Investor substantially in the form of EXHIBIT C hereto ("REGISTRATION RIGHTS AGREEMENT");

                  NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                      PURCHASE AND SALE OF PREFERRED SHARES
                      -------------------------------------

         Section 1.1 ISSUANCE OF PREFERRED SHARES AND WARRANTS. Upon the following terms and conditions, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the number of Preferred Shares and Warrants indicated next to the Investor's name on SCHEDULE I attached hereto.

         Section 1.2 PURCHASE PRICE. The purchase price for the Preferred Shares and Warrants to be acquired by the Investor (the "PURCHASE PRICE") shall be the Purchase Price set forth next to the Investor's name on SCHEDULE I.

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                                                                          Page 2
         Section 1.3 THE CLOSING.

         (a) Subject to the fulfillment or waiver of the conditions set forth in
Article V hereof, the purchase and sale of the Preferred Shares and Warrants shall take place at a closing (the "CLOSING"), on or about March 8, 2000 or such other date as the Investor and the Company may agree upon (the "CLOSING DATE").

         (b) FORM OF PAYMENT. Each Investor shall pay their respective purchase price for the Preferred Shares and Warrants by wire transfer to the account designated pursuant to the Escrow Agreement by and among the Company, each Investor, and the escrow agent ("ESCROW AGENT") designated therein in the form attached hereto as EXHIBIT D (the "ESCROW AGREEMENT"), upon delivery by the Company to the Escrow Agent of the applicable Preferred Shares and Warrants, all in accordance with the terms of the Escrow Agreement, and upon satisfaction of the other conditions to the Closing. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

         Section 1.4 ADDITIONAL FINANCING.

         (a) At the option of the Investor, the Investor may purchase additional shares of Common Stock (the "OPTION SHARES") for a purchase price per share equal to the Fixed Price (as defined in, and as may be adjusted pursuant to, the Certificate) for an aggregate purchase price of up to Six Million U.S. Dollars ($6,000,000).

         (b) This option may be exercised in whole or in part, at any time and from time to time commencing 120 days after the Closing Date until one year after such 120th day (the "EXERCISE PERIOD"). Upon delivery of a notice by the Investor exercising its option hereunder ("Option Notice"), the Company shall be obligated to sell, issue and deliver to the Investor, and the Investor shall be obligated to purchase, the Option Shares specified in the option exercise notice, subject to the terms of this Section 1.4. Closing of any such purchase and sale (each an "OPTION CLOSING") shall take place in the same manner as the Closing. At the Option Closing, the Company shall deliver certificates evidencing the Option Shares being purchased against the payment of the purchase price therefor, which Option Closing shall occur within three (3) Trading Days of delivery of the Option Notice by Investor. The Registration Rights Agreement shall apply to the Option Shares as provided therein. In the event that the Option Shares are not registered as required in the Registration Rights Agreement, the Investor shall have the right to exercise the option contained herein through a cashless exercise, in which case the number of Option Shares to be issued hereunder shall be computed using the following formula:


                                    X = Y X (A-B)
                                        ---------
                                            A

         where:   X = the number of Option Shares to be issued to the Investor;
                  Y = the number of Option Shares to be exercised under this
                      Section 1.4;
                  A = the Market Value (defined below) of one share of Common
                      Stock; and
                  B = the Fixed Price (as adjusted).
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                                                                          Page 3

         As used herein, "MARKET VALUE" refers to the closing bid price of the Common Stock (as reported by Bloomberg, L.P.) on the day before the Option Notice is delivered to the Company. Notwithstanding the foregoing definition, if the Common Stock is not listed on a national securities exchange or quoted in the Nasdaq System at the time said Option Notice is submitted to the Company, the Market Value of the Common Stock shall be as reasonably determined in good faith by the Board of Directors of the Company and such Investor, unless the Company shall become subject to a merger, acquisition, or other consolidation pursuant to which the Company is not the surviving entity, in which case the Market Value of the Common Stock shall be deemed to be the value received by the Company's common shareholders pursuant to the Company's acquisition (subject to subsection (e) below).

         (c) During the Exercise Period, if the Option Shares have been and continue to be registered with the SEC pursuant to the Registration Rights Agreement, the Company has not completed a bona fide public offering (as defined in the Certificate) and the requirements of subsection (d) below have been met, the Company shall have the right, upon 30 Trading Days' prior written notice (the "TERMINATION NOTICE") and subject to the terms of this subsection (c) and subsection (d) below, to notify the Investor that it must exercise the option contained in this Section 1.4 within 30 Trading Days (as defined in the Certificate) or the option will expire at the end of such 30 Trading Day period ("TERMINATE DATE"). The right to issue a Termination Notice and to terminate the option herein contained in the foregoing sentence will only be available if the closing bid price (as reported by the Bloomberg financial network) of the Common Stock recorded on the Principal Market (as defined herein) exceeds 160% of the Closing Price (as defined in the Certificate) for the 20 consecutive Trading Days (as defined in the Certificate) immediately preceding delivery of the Termination Notice and at all times thereafter through the Termination Date. In the event that the closing bid price of the Common Stock recorded on the Principal Market falls below 160% of the Closing Price at any time before the Termination Date, any Termination Notice in effect shall become null and void, and the Investors' option rights pursuant to Section 1.4(a) above shall continue; PROVIDED, HOWEVER, that the Company shall again have the right to deliver a Termination Notice if the closing bid price of the Common Stock recorded on the Principal Market thereafter exceeds 160% of the Closing Price for the 20 consecutive Trading Days pursuant to the terms of this Section 1.4(c) and Section 1.4(d) below.

         (d) Notwithstanding anything contained in Section 1.4 (c) above, the right of the Company to terminate the Investors' option to purchase Option Shares pursuant to subsection 1.4 (c) above shall terminate if any of the following shall occur or have occurred or be continuing:

                         (A) there is a lack of Effective Registration (as defined below) during the Exercise Period; (B) there is not a sufficient amount of Common Stock available for conversion of all outstanding Preferred Shares, exercise of all Warrants and issuance of all Option Shares, (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Preferred Shares, exercise of all Warrants and issuance of all Option Shares, other than for failure to comply with the notice and delivery requirements of Section 5(a) of the Certificate; or (D) for any other reason there is a suspension or restriction in the ability of holders of Preferred Shares or Warrants to sell Common Shares received upon conversion or exercise, respectively, pursuant to the prospectus included in the Registration Rights Agreement.

         For purposes of the preceding paragraph, a lack of Effective Registration shall be deemed to have occurred at any time the Common Shares issuable upon conversion of the Preferred Shares, exercise of the Warrants or exercise of the option hereunder are not legally capable of being sold on an Approved Market (as defined below) pursuant to an effective registration statement and deliverable prospectus.

                         Notwithstanding the preceding provisions of this subsection, the Company shall have no right to terminate the option to purchase Option Shares hereunder unless each of the following conditions has been satisfied or exists at all times during the 20 consecutive Trading Days immediately preceding delivery of the Termination Notice and at all times thereafter through the Termination Date, each of which shall be a condition precedent to any such termination:

                           (i) no material default or breach exists which has
                  not been cured, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of this Agreement (including without limitation any breach of Sections 2.1(ff) or 3.16 hereof), the Registration Rights Agreement, the Warrants or the Certificate, which has not been cured;

                           (ii) none of the events described in clauses (i)
                  through (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                           (iii) the Registration Statement (as defined in the
                  Registration Rights Agreement) is effective and holders have received unlegended certificates representing Option Shares (to the extent the option has been exercised) and Common Shares with respect to all conversions for which Conversion Notices have been given and with respect to all exercises of the Warrants for which Notices of Exercise have been given; and

                           (iv) the Company and its subsidiaries on a
                  consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Company is not subject to any liquidation, dissolution or winding up of its affairs, or any bankruptcy, insolvency or similar proceeding.

         (e) All of the provisions contained in Sections 5(c), 5(d), 5(e), 5(f), 5(g), 5(h), 5(j), 5(k) and 8 of the Certificate shall apply to the Option Shares and the option hereunder and exercise thereof MUTATIS MUTANDIS instead of Preferred Shares and conversion thereof.

         (f) (i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Investor upon exercise of the option contained herein pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Investor (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the Investor's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned by the Investor's "affiliates" (as defined in Rule 144 of the Act) ("Aggregation Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "Restricted Ownership Percentage"); provided that (w) each Investor shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and (x) each Investor shall have the right (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a transaction or event referred to in Section 5(m) of the Certificate.

                  (ii) Each time (a "Covenant Time") the Investor or an Aggregation Party makes a Triggering Acquisition (as defined below) of shares of Common Stock (the "Triggering Shares"), the Investor will be deemed to covenant that it will not, during the balance of the day on which such Triggering Acquisition occurs, and during the 61-day period beginning immediately after that day, acquire additional shares of Common Stock pursuant to rights-to-acquire existing at that Covenant Time, if the aggregate amount of such additional shares so acquired (without reducing that amount by any dispositions) would exceed (x) 9.99% of the number of shares of Common Stock outstanding at that Covenant Time (including the Triggering Shares) minus (y) the number of shares of Common Stock actually owned by the Investor at that Covenant Time (regardless of how or when acquired, and including the Triggering Shares). A "Triggering Acquisition" means the giving of an Option Notice or any other acquisition of Common Stock by the Investor or an Aggregation Party; provided, however, that with respect to the giving of such Option Notice, if the associated issuance of shares of Common Stock does not occur, such event shall cease to be a Triggering Acquisition and the related covenant under this paragraph shall terminate. At each Covenant Time, the Investor shall be deemed to waive any right it would otherwise have to acquire shares of Common Stock to the extent that such acquisition would violate any covenant given by the Investor under this paragraph. Notwithstanding anything to the contrary in the Transaction Documents, in the event of a conflict between any covenant given under this paragraph and any obligation of the Investor to exercise it option for Option Shares pursuant to the Transaction Documents, the former shall supersede the latter, and the latter shall be reduced accordingly. For the avoidance of doubt:

                  (A) The covenant to be given pursuant to this paragraph will be given at every Covenant Time and shall be calculated based on the circumstances then in effect. The making of a covenant at one Covenant Time shall not terminate or modify any prior covenants.

                  (B) The Investor may therefore from time to time be subject to multiple such covenants, each one having been made at a different Covenant Time, and some possibly being more restrictive than others. The Investor must comply with all such covenants then in effect.

                  (iii) Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the Investor under this Option shall not exceed 2,645,093 shares of Common Stock, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Company. The Company agrees that if at any point in time (the "Trigger Date") the number of Common Shares issued pursuant to conversion of the Preferred Shares and exercise of the Warrants, together with the number of Common Shares issued and issuable pursuant to the option contained herein and the number of Common Shares that would then be issuable by the Company in the event of conversion of all the Preferred Shares and exercise of all the Warrants then outstanding, would exceed the Maximum Common Stock Issuance but for this Section 1.4(f), then the Company shall promptly call a shareholders meeting to obtain shareholder approval for the issuance of Common Shares hereunder in excess of the Maximum Common Stock Issuance.

         Section 1.5 WARRANTS EXCHANGE. The Company agrees that within ten (10) business days after the Exercise Price under the Warrants has been determined or adjusted pursuant to the terms thereof or of the Transaction Documents, it shall deliver to each Investor (or then holder of Warrants) new Warrants in substitution of the Warrants issued on the Closing Date or thereafter which are identical in all respects except that the then fixed Exercise Price under the Warrants shall be appropriately specified in the Warrants, and the Warrants shall specify the fixed number of Warrant Shares into which the Warrants are then exercisable. Such changes are intended not as amendments to the Warrants but only as clarification of the foregoing numbers for convenience purposes, and such changes shall not affect any provisions concerning adjustments to the Exercise Price or number of Warrant Shares contained therein.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to the Investor as of the date hereof, the Closing Date and the date of any Option Closing:

         (a) ORGANIZATION AND QUALIFICATION; MATERIAL ADVERSE EFFECT. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries other than the subsidiaries listed on SCHEDULE 2.1(A) attached hereto ("SUBSIDIARIES"). Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any adverse effect on the business, operations, properties, prospects or financial condition of the Company and its subsidiaries, if any, and which is (either alone or together with all other adverse effects) material to the Company and its Subsidiaries, if any, taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement, the Certificate and the Registration Rights Agreement, or any other agreement or document contemplated hereby or thereby.

         (b) AUTHORIZATION; ENFORCEMENT. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Certificate, the Registration Rights Agreement, the Warrants and the Escrow Agreement ("TRANSACTION DOCUMENTS") and to issue the Preferred Shares and Option Shares and the Warrants in accordance with the terms hereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement, the Warrants and the Escrow Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Preferred Shares, the Option Shares and Warrants and the resolutions contained in the Certificate, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) this Agreement, the Registration Rights Agreement, the Warrants and the Escrow Agreement have been duly executed and delivered by the Company, (iv) this Agreement, the Certificate, the Registration Rights Agreement, the Warrants and the Escrow Agreement constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application, and (B) to the extent the indemnification provisions contained in this Agreement and the Registration Rights Agreement may be limited by applicable federal or state securities laws and (v) the Preferred Shares, the Warrants, the Common Shares issuable upon the conversion and/or exercise thereof and the Option Shares have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms of this Agreement, the Preferred Shares, the Warrants, the Common Shares issuable upon the conversion and/or exercise thereof and the Option Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances.

         (c) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which as of the date hereof, 13,225,466 shares are issued and outstanding, 2,020,928 shares are issuable and reserved for issuance pursuant to the Company's stock option and purchase plans and committed pursuant to pending acquisitions, and 345,000 shares are issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, of which as of the date hereof, no shares are currently designated other than the Preferred Shares designated pursuant to the Certificate and no shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable. As of the date hereof, except as disclosed in SCHEDULE 2.1(C), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended ("SECURITIES ACT" or "1933 ACT") (except the Registration Rights Agreement and except as set forth on SCHEDULE 2.1(C)),
(v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Preferred Shares, the Option Shares or the Warrants as described in this Agreement, the Certificate or the Warrants and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "CERTIFICATE OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible or exchangeable into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

         (d) ISSUANCE OF SHARES. Upon issuance in accordance with this Agreement and the Certificate, the Preferred Shares, Option Shares, Warrants and Common Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

         (e) NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and issuance of the Preferred Shares, the Option Shares, the Warrants and the Common Shares underlying the Preferred Shares or the Warrants will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Nasdaq National Market ("PRINCIPAL MARKET") or principal securities exchange or trading market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, (x) its certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or By-laws or their organizational charter or by-laws, respectively, (y) any material contract, agreement, mortgage, indebtedness, indenture, instrument, or (z) any judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, the non-compliance with which (in the case of (z) only), would be material to the Company or its Subsidiaries or interfere with the performance of its obligations under the Transaction Documents. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents or the issuance of the Preferred Shares, the Option Shares, the Warrants and the Common Shares underlying the Preferred Shares or the Warrants in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company complies with and is not in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

         (f) SEC DOCUMENTS; FINANCIAL STATEMENTS. Since December 31, 1998, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has delivered to the Investor or its representatives true and complete copies of any SEC Documents that were not filed electronically via EDGAR. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents, including, without limitation, information referred to in Section 2.2(b) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof.

         (g) ABSENCE OF CERTAIN CHANGES. Since December 31, 1998 there has been no adverse change or adverse development in the business, properties, assets, operations, financial condition, prospects, liabilities or results of operations of the Company or its Subsidiaries which has had or, to the knowledge of the Company or its Subsidiaries, is reasonably likely to have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

         (h) ABSENCE OF LITIGATION. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, except which individually and in the aggregate, respectively, would be reasonably likely to result in liability to the Company in excess of $50,000 and $100,000, respectively.

         (i) ACKNOWLEDGMENT REGARDING INVESTOR'S PURCHASE OF SHARES. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor's purchase of the Preferred Shares. The Company further represents to the Investor that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

         (j) NO UNDISCLOSED EVENTS, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES. No event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

         (k) NO INSIDE INFORMATION. The Company has not provided and, the Company shall not provide, any Investor with any non-public information.

         (l) NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of Preferred Shares, Option Shares and Warrants to the Investor to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market or other Approved Market, nor will the Company or any of its Subsidiaries take any action or steps that would cause the offering of the Preferred Shares or Option Shares to be integrated with other offerings.

         (m) EMPLOYEE RELATIONS. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, the effect of which would be reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. The Company and its Subsidiaries believe that relations between the Company and its Subsidiaries and their respective employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) whose departure would be adverse to the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

         (n) INTELLECTUAL PROPERTY RIGHTS. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

         (o) ENVIRONMENTAL LAWS. The Company and its Subsidiaries (I) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where such noncompliance or failure to receive permits, licenses or approvals referred to in clauses (i),
(ii) or (iii) above could have, individually or in the aggregate, a Material Adverse Effect.

         (p) TITLE. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in SCHEDULE 2.1(P) or such as do not materially and adversely affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

         (q) INSURANCE. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries taken as a whole.

         (r) REGULATORY PERMITS. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities, necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

         (s) INTERNAL ACCOUNTING CONTROLS. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (t) FOREIGN CORRUPT PRACTICES ACT. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

         (u) TAX STATUS. The Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and
(i) has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (ii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any basis for any such claim.

         (v) CERTAIN TRANSACTIONS. Except as set forth in the SEC Documents filed on EDGAR at least thirty (30) Trading Days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on SCHEDULE 2.1(C), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

         (w) DILUTIVE EFFECT. The Company understands and acknowledges that the number of Common Shares issuable upon exercise of the option contained in
Section 1.4 hereof and upon conversion of Preferred Shares and exercise of the Warrants purchased pursuant to this Agreement will increase in certain circumstances. The Company further acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation (x) to issue Option Shares upon exercise of the option contained in
Section 1.4 hereof and (y) to issue Common Shares upon conversion of Preferred Shares and exercise of the Warrants purchased pursuant to this Agreement, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

         (x) APPLICATION OF TAKEOVER PROTECTIONS. There are no anti-takeover provisions contained in the Company's Certificate of Incorporation or otherwise which will be triggered as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Common Shares and the Investor's ownership of the Common Shares.

         (y) RIGHTS PLAN. Neither the Company nor any of its Subsidiaries has adopted a shareholder or rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company confirms that no provision of such plan will, under any present or future circumstances, delay, prevent or interfere with the performance of any of the Company's obligations under the Transaction Documents and such plan will not be "triggered" by such performance.

         (z) MARKET CAPITALIZATION. As of the date hereof, the aggregate market value of the voting common equity of the Company held by non-affiliates of the Company is greater than $150 million.

         (aa) OBLIGATIONS ABSOLUTE. Each of the Company and the Investor agrees that, subject only to the conditions, qualifications and exceptions (if any) specifically set forth in the Transaction Documents, its obligations under the Transaction Documents are unconditional and absolute. Except to the extent (if any) specifically set forth in the Transaction Documents, each party's obligations thereunder are not subject to any right of set off, counterclaim, delay or reduction.

         (bb) ISSUANCE OF COMMON SHARES. The Common Shares and Option Shares are duly authorized and reserved for issuance and, upon conversion of Preferred Shares in accordance with the Certificate, purchase of the Option Shares or exercise of the Warrants in accordance with the terms thereof, such Common Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and entitled to be traded on the Principal Market or the New York Stock Exchange or the American Stock Exchange, or the Nasdaq small cap market (collectively with the Principal Market, the "APPROVED MARKETS"), and the holders of such Common Shares shall be entitled to all rights and preferences accorded to a holder of Common Stock. As of the date of this Agreement, the outstanding shares of Common Stock are currently listed on the Principal Market.

         (cc) FORM S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) for secondary offerings on Form S-3 (as in effect on the date of this Agreement) under the 1933 Act and rules promulgated thereunder, and Form S-3 (as in effect on the date of this Agreement) is permitted to be used for the transactions contemplated hereby under the 1933 Act and rules promulgated thereunder.

         (dd) BROKERS. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or the Investor relating to this Agreement or the transactions contemplated hereby, except for the broker's fee of Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group ("Shoreline"), which shall be paid by the Company out of the Closing proceeds.

         (ee) NAME CHANGE. The Company's name was changed from "Research Engineers, Inc." to "netguru, inc." as of February 25, 2000, and such corporate name change has not had nor will have any affect on the rights, assets, interests, obligations or liabilities of the Company or affect in any way the representations and warranties herein pertaining to the Company (which apply to the Company under both of such names).

         (ff) INTERRA GLOBAL LIMITED. The Company has entered into an agreement with Interra Global Limited of India ("Interra") and Interra's equity interest holders pursuant to which the Company will directly or indirectly acquire at least 73% of Interra by May 31, 2000 (the "Interra Transaction"). Such agreement is in full force and effect and enforceable by the Company, and a copy of such agreement (together with any amendments thereto or documents relating thereto) has been furnished to the Investors to the extent requested by them. Upon and following the Interra Transaction, Interra will continue to own an Internet Service Provider ("ISP") license covering all of India pursuant to a Category A unrestricted license by the Ministry of Telecommunications, Government of India. The Company is currently effectively serving in a management and/or policy making capacity for Interra's India ISP business.

         Section 2.2 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby makes the following representations and warranties to the Company as of the date hereof, the Closing Date and the date of any Option
Closing:

         (a) ACCREDITED INVESTOR STATUS; SOPHISTICATED INVESTOR. The Investor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the 1933 Act. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Preferred Shares, Option Shares, the Warrants and Common Shares.

         (b) INFORMATION. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested and materials relating to the offer and sale of the Preferred Shares, the Option Shares, the Warrants and Common Shares which have been requested by the Investor. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor's right to rely on the Company's representations and warranties contained in Section 2.1 above. The Investor understands that its investment in the Preferred Shares, the Option Shares, the Warrants and Common Shares involves a high degree of risk. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Preferred Shares, the Option Shares, the Warrants and Common Shares.

         (c) NO GOVERNMENTAL REVIEW. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Shares, the Option Shares, the Warrants and Common Shares or the fairness or suitability of the investment in the Preferred Shares, the Warrants and Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Preferred Shares, the Option Shares, the Warrants and Common Shares.

         (d) LEGENDS. The Company shall issue certificates for the Preferred Shares, the Option Shares, the Warrants and Common Shares to the Investor without any legend except as described in Article VI below. The Investor covenants that, in connection with any transfer of Common Shares by the Investor pursuant to the registration statement contemplated by the Registration Rights Agreement, it will comply with the applicable prospectus delivery requirements of the 1933 Act, provided that copies of a current prospectus relating to such effective registration statement are or have been supplied to the Investor.

         (e) AUTHORIZATION; ENFORCEMENT. Each of this Agreement, the Registration Rights Agreement and the Escrow Agreement have been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. The Investor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Escrow Agreement and each other agreement entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

         (f) RESIDENCY. The Investor is a resident of the jurisdiction indicated on SCHEDULE I.

         (g) NO CONFLICTS. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Escrow Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not result in a violation of the certificate of incorporation, by-laws or other documents of organization of the Investor.

         (h) INVESTMENT REPRESENTATION. The Investor is purchasing the Preferred Shares (and, if applicable, the Option Shares) and the Warrants for its own account and not with a view to distribution in violation of any securities laws. The Investor has been advised and understands that neither the Preferred Shares, the Option Shares, the Warrants nor the shares of Common Stock issuable upon conversion or exercise thereof have been registered under the 1933 Act or under the "blue sky" laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. The Investor has been advised and understands that the Company, in issuing the Preferred Shares, the Option Shares and Warrants, is relying upon, among other things, the representations and warranties of the Investor contained in this Section 2.2 in concluding that such issuance is a "private offering" and is exempt from the registration provisions of the 1933 Act.

         (i) RULE 144. The Investor understands that there is no public trading market for the Preferred Shares, or the Warrants, that none is expected to develop, and that the Preferred Shares and Warrants must be held indefinitely unless and until such Preferred Shares, Warrants or Common Shares received upon conversion or exercise thereof are registered under the 1933 Act or an exemption from registration is available. The Investor has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act.

         (j) BROKERS. The Investor has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or the Investor relating to this Agreement or the transactions contemplated hereby except for the broker's fee of Shoreline which shall be paid by the Company out of the Closing proceeds.

         (k) RELIANCE BY THE COMPANY. The Investor understands that the Preferred Shares, Option Shares and Warrants are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Preferred Shares, Option Shares and Warrants.

                                  ARTICLE III

                                    COVENANTS
                                    ---------

         Section 3.1 REGISTRATION AND LISTING; EFFECTIVE REGISTRATION. Until such time as no Preferred Shares or Warrants are outstanding and the option to purchase the Option Shares has expired, the Company will cause the Common Stock to continue at all times to be registered under Sections 12(b) or (g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Preferred Shares or Warrants are outstanding and the option to purchase the Option Shares has expired, the Company shall continue the listing or trading of the Common Stock on the Principal Market or one of the other Approved Markets and comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed. The Company shall cause the Common Shares and Option Shares to be listed on the Principal Market or one of the other Approved Markets no later than the effectiveness of the registration of the Common Shares under the Act, and shall continue such listing(s) on one of the Approved Markets, for so long as any Preferred Shares or Warrants are outstanding and the option to purchase the Option Shares has not expired.

         Section 3.2 CERTIFICATES ON CONVERSION. Upon any conversion by the Investor (or then holder of Preferred Shares) of the Preferred Shares pursuant to the Certificate, the Company shall issue and deliver to the Investor (or holder) within three (3) trading days of the conversion date a new certificate or certificates for the number of Preferred Shares which the Investor (or holder) has not yet elected to convert but which are evidenced in part by the certificate(s) submitted to the Company in connection with such conversion (with the denominations of such new certificate(s) designated by the Investor or holder).

         Section 3.3 REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any Investor (or then holder) may be exchanged by the Investor (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as requested by the Investor (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

         Section 3.4 SECURITIES COMPLIANCE. The Company shall notify the SEC and the Principal Market, in accordance with their requirements, of the transactions contemplated by this Agreement, the Certificate, the Warrants and the Registration Rights Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares, Option Shares and Warrants hereunder and the Common Shares issuable upon conversion or exercise thereof.

         Section 3.5 NOTICES. The Company agrees to provide all holders of Preferred Shares and Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

         Section 3.6 USE OF PROCEEDS. The Company agrees that the net proceeds received by the Company from the sale of the Preferred Shares or Option Shares hereunder and payment of the exercise price of the Warrants shall be used for legally permitted corporate purposes and at least Six Million U.S. Dollars ($6,000,000) of such net proceeds shall be used to fund the creation of infrastructure for an ISP network in India.

         Section 3.7 RESERVATION OF SHARES; STOCK ISSUABLE UPON CONVERSION.

         (a) The Company shall reserve all authorized but unissued Series A Cumulative Convertible Preferred Stock for issuance to the Investor pursuant to the terms of this Agreement.

         (b) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, issuance of the Option Shares and exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Preferred Shares, issuance of all the Option Shares and exercise of all of the Warrants, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares and all of the then outstanding Warrants and issuance of all of the Option Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval and taking the actions described in the Certificate. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of conversion of Preferred Shares , issuance of the Option Shares and exercise of the Warrants, such number of authorized but unissued shares of Common Stock that is at least equal to 200% of the number of Common Shares issuable upon conversion of all Preferred Shares, issuance of all Option Shares and exercise of all of the Warrants, computed as if all Preferred Shares are convertible at the then Conversion Price (as defined in the Certificate), all Warrants are exercisable at the then Exercise Price (as defined in the Warrants), and the option pursuant to Section 1.4 hereof is exercisable in full at the then Fixed Price. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect such issuance, conversion, or exercise, respectively, up to the Maximum Common Stock Issuance (as defined in Section 3.16 below), of the Option Shares, all the then outstanding Preferred Shares and the Warrants, the Investor shall be entitled to, INTER ALIA, the redemption rights provided in the Registration Rights Agreement.

         Section 3.8 BEST EFFORTS. The parties shall use their best efforts to satisfy timely each of the conditions described in Article V of this Agreement.

         Section 3.9 FORM D; BLUE SKY LAWS. The Company agrees to file a Form D with respect to the Preferred Shares, the Option Shares, the Warrants and Common Shares, as required under Regulation D and to provide a copy thereof to the Investor promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Preferred Shares, the Option Shares, the Warrants and Common Shares for sale to the Investor under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date; provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign corporation in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation, in each case, in any jurisdiction where it is not now so subject.

         Section 3.10 PUBLICITY. The Company shall, immediately upon the Closing, issue a press release with respect to such transactions, in the form of press release attached as Exhibit E hereto.

         Section 3.11 SHAREHOLDER RIGHTS PLAN. None of the acquisitions of Preferred Shares, Option Shares, Warrants or Common Shares nor the deemed beneficial ownership of shares of Common Stock prior to, or the acquisition of such shares pursuant to, the conversion of Preferred Shares or Option Shares or exercise of the Warrants will in any event under any circumstances trigger the poison pill provisions of any stockholders' rights or similar agreements, or a substantially similar occurrence under any successor or similar plan.

         Section 3.12 FINANCIAL INFORMATION. The Company agrees to send the following to the Investor for so long as any Preferred Shares or Warrants are outstanding or the option to purchase Option Shares has not expired: (i) on the same day as the release thereof, facsimile or e-mail copies of all press releases issued by the Company or any of its Subsidiaries; and (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

         Section 3.13 TRANSACTIONS WITH AFFILIATES. The Company agrees that any transaction or arrangement between it or any of its subsidiaries and any affiliate or employee of the Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees, shall be approved by a majority of the Company's outside directors.

         Section 3.14 RIGHT OF FIRST REFUSAL ON FUTURE FINANCINGS. The Company agrees that for a period of one year immediately following the Closing Date, the Investors shall have a right of first refusal with respect to all non-public capital raising transactions as set forth in this Section 3.14. The Company shall give advance written notice to the Investors prior to any offer or sale of any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities in a non-public capital raising transaction ("Financing Transaction"). The Investors shall have ten (10) business days from receipt of such notice to deliver a written notice to the Company that one or more of such Investors elects to exercise its right of first refusal with respect to the entire issuance or a part thereof. If, subsequent to the Company giving notice to the Investors hereunder, the terms and conditions of the proposed Financing Transaction are changed in any way, the Company shall be required to provide a new notice to the Investors hereunder and the Investors shall have the right of refusal again to purchase all or a portion of the securities in the offering on such changed terms and conditions as provided hereunder. In such event, if such other Financing Transaction provides for non-cash consideration, in whole or in part, from such other potential investor(s), the Investors shall still have the right to participate in the Financing Transaction as provided herein, provided that cash or cash equivalents may be substituted by the Investors for such non-cash consideration. This right of first refusal shall continue even if the Investors elect not to participate in one or more Financing Transactions.

         Section 3.15 NO CONVERTIBLE SECURITIES. For so long as Preferred Shares are outstanding and for so long as the Exercise Period has not expired or been terminated with respect to the Option Shares, the Company shall not, without the prior written consent of the Investors (a) sell or issue any of the Company's or any of its Subsidiaries preferred stock or any other securities convertible, exercisable or exchangeable into shares of Common Stock or preferred stock, or any rights, options or warrants to purchase any shares of its Common Stock, (b) issue or sell or agree to issue or sell any securities in a MFN Transaction (as defined below), or (c) issue or sell or agree to issue or sell any securities in a Variable Rate Transaction (as defined below), in each case other than shares or options issued pursuant to (i) the Company's current or future employee, director or bona fide consultant option plans, (ii) the exercise of options, warrants or rights outstanding on the date of this Agreement and listed in the Company's most recent periodic report filed under the 1934 Act, (iii) arrangements with all the holders of Preferred Shares, (iv) an underwriting agreement, to one or more underwriters in connection with a bona fide public offering (as defined in the Certificate), (v) strategic acquisitions of other entities by the Company which engage in businesses related or complementary to the Company's business, or (vi) an investment in the Company by another entity which engages in business(es) related or complementary to the Company's business. The term "MFN Transaction" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "New Offering") which grants to an investor (the "New Investor") the right to receive additional shares (including without limitation as a result of a lower conversion, exchange or exercise price) based upon subsequent transactions of the Company on terms more favorable than those granted to such New Investor in such New Offering. The term "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (b) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale pursuant to the 1933 Act.

         Section 3.16 INTERRA GLOBAL LIMITED. The Company agrees that, at all times during the period ("Interra Period") commencing June 30, 2000 and continuing thereafter for so long as Preferred Shares are outstanding and for so long as the Exercise Period has not expired or been terminated with respect to the Option Shares (a) the Company shall directly or indirectly own at least 73% of the equity interest in Interra, (b) Interra shall own and maintain a Category A unrestricted license issued by the Ministry of Telecommunications, Government of India, enabling Interra to own and operate an ISP business covering all of India, (c) Interra shall operate such ISP business, and (d) the Company shall directly or indirectly have and maintain full management and policy making control of Interra and such ISP business. If at any time and from time to time there is an announcement or public disclosure that the transactions or events described in the foregoing clauses (a) through (d) will not occur or will not longer be in effect, or if at any time during the Interra Period there shall be any breach of the foregoing clauses (a) through (d), then the Conversion Price (as defined in the Certificate) shall be adjusted downward as provided in the Certificate (and such adjustment shall not be reversed in the case of any cure of such breach). In addition to and not in lieu of such Conversion Price adjustment, in the event that at any time during the Interra Period there shall be any breach of the foregoing clauses (a) through (d), the Investors shall have the right, at any time and from time to time during any such breach, to sell any or all of its Preferred Shares to the Company at the Mandatory Purchase Price (as defined in the Registration Rights Agreement).

                                   ARTICLE IV

                          TRANSFER AGENT INSTRUCTIONS.
                          ----------------------------

                  The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of the Investor or its respective nominee(s), for the Common Shares in such amounts as specified from time to time by the Investor to the Company upon delivery of a conversion or exercise notice (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). The Company warrants that no instruction relating to the Common Shares other than the Irrevocable Transfer Agent Instructions referred to in this Article IV will be given by the Company to its transfer agent and that the Common Shares shall be freely transferable on the books and records of the Company as contemplated by Article VI below when the legend referred to therein may be removed. Nothing in this Article IV shall affect in any way the Investor's obligations and agreements set forth in Section 2.2(d) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Common Shares. The Company shall instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Investor and without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that the Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

                                   ARTICLE V

                             CONDITIONS TO CLOSINGS
                             ----------------------

         Section 5.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO SELL THE PREFERRED SHARES AND WARRANTS. The obligation hereunder of the Company to issue and/or sell the Preferred Shares and the Warrants to the Investor at the Closing and to issue and/or sell the Option Shares to the Investor at an Option Closing is subject to the satisfaction, at or before the Closing, or Option Closing, as the case may be, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

         (a) ACCURACY OF THE INVESTOR'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor will be true and correct in all material respects as of the date when made and as of the Closing Date, or the date of the Option Closing, as the case may be, as though made at that time.

         (b) PERFORMANCE BY THE INVESTOR. The Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Investor at or prior to the Closing, or Option Closing, as the case may be, including payment of the purchase price set forth on SCHEDULE I hereto in the case of the Closing and payment of the applicable consideration, in the case of an Option Closing.

         (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Certificate.

         (d) CERTIFICATE. The Investor shall have delivered a certificate to the Company certifying that the representations and warranties of the Investor contained in Section 2.2 are true and correct in all material respects as of the Closing Date in the case of a Closing, and as the date of the Option Closing, in the case of an Option Closing.

         Section 5.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE INVESTOR TO PURCHASE THE PREFERRED SHARES. The obligation hereunder of the Investor to acquire and pay for the Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Investor's benefit and may be waived by the Investor at any time in its sole discretion.

         (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

         (b) PERFORMANCE BY THE COMPANY. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing, including, without limitation, delivery of certificates representing the Preferred Shares and Warrants issued to Investor.

         (c) NASDAQ TRADING. From the date hereof to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the SEC and trading in securities generally as reported by the Principal Market (or other Approved Market) shall not have been suspended or limited, and the Common Stock shall be listed on the Principal Market or another Approved Market.

         (d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement, the Warrants, the Registration Rights Agreement or the Certificate. The NASD shall not have objected or indicated that it may object to the consummation of any of the transactions contemplated by this Agreement.

         (e) OPINION OF COUNSEL. At the Closing, the Investor shall have received an opinion of counsel to the Company in the form attached hereto as EXHIBIT F and such other opinions, certificates and documents as the Investor or their counsel shall reasonably require incident to the Closing.

         (f) REGISTRATION RIGHTS AGREEMENT. The Company and the Investor shall have executed and delivered the Registration Rights Agreement in the form and substance of EXHIBIT C attached hereto.

         (g) OFFICER'S CERTIFICATE. The Company shall have delivered to the Investor a certificate in form and substance satisfactory to the Investor and the Investor's counsel, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Certificate of Incorporation, By-Laws, good standing and authorizing resolutions of the Company.

         (h) CERTIFICATE. The Certificate shall have been accepted for filing by the Secretary of State of the State of Delaware and a stamped copy thereof shall have been provided to the Investor's counsel.

         (i) MISCELLANEOUS. The Company shall have delivered to the Investor such other documents relating to the transactions contemplated by this Agreement or the Investor or its counsel may reasonable request.

                                   ARTICLE VI

                                LEGEND AND STOCK
                                ----------------

         Upon payment therefor as provided in this Agreement, the Company will issue one or more certificates representing the Preferred Shares, the Option Shares and Warrants in the name the Investor or its designees and in such denominations to be specified by the Investor prior to (or from time to time subsequent to) Closing or Option Closing. Each certificate representing the

Preferred Shares or Warrants, the Option Shares and any Common Shares issued upon conversion or exercise thereof, prior to such Common Shares being registered under the 1933 Act for resale or available for resale under Rule 144 under the 1933 Act, shall be stamped or otherwise imprinted with a legend substantially in substantially the following form:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                  The Company agrees to reissue Preferred Shares, Option Shares or Warrants without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Preferred Shares or Warrants, the Option Shares and/or Common Shares issuable upon conversion of the Preferred Shares or exercise of the Warrants pursuant to Rule 144 under the Act, or (ii) such Preferred Shares are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the Act, or (iii) such securities have been registered under the 1933 Act.

                  Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any Option Shares and any Common Shares issued pursuant to conversion of Preferred Shares or exercise of the Warrants shall bear a legend in the same form as the legend indicated above; provided that such legend shall be removed from the Option Shares and Common Shares and the Company shall issue new certificates without such legend if (i) the holder has sold or disposed of such Common Shares pursuant to Rule 144 under the 1933 Act, or the holder is permitted to dispose of such Common Shares pursuant to Rule 144(k) under the 1933 Act, (ii) such Common Shares are registered for resale under the 1933 Act, or (iii) such Common Shares are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and it counsel) are able to dispose of such shares publicly without registration under the 1933 Act. Upon such Registration Statement becoming effective, the Company agrees to promptly, but no later than three (3) business days thereafter, issue new certificates representing such Common Shares without such legend. Any Common Shares issued after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. Notwithstanding the removal of such legend, the Investor agrees to sell the Common Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to the Investor by the Company) or in accordance with an exemption from the registration requirements of the 1933 Act.

                  Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement entered into in compliance with law, including applicable securities laws.

                                  ARTICLE VII

                                   TERMINATION
                                   -----------

         Section 7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Investor.

         Section 7.2 OTHER TERMINATION. This Agreement may be terminated by action of the Board of Directors of the Company or by the Investor at any time if the Closing shall not have been consummated by the fifth business day following the date of this Agreement; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).


                                  ARTICLE VIII

                                 INDEMNIFICATION
                                 ---------------

                  In consideration of the Investor's execution and delivery of the this Agreement and the Registration Rights Agreement and acquiring the Preferred Shares hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of its partners, officers, directors, employees, members and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Shares or (iii) the status of the Investor or holder of the Preferred Shares, Option Shares or Warrants as the Investor in the Company and
(d) the enforcement of this Section. Notwithstanding the foregoing, Indemnified Liabilities shall not include any liability of any Indemnitee arising solely out of such Indemnitee's willful misconduct or fraudulent action(s). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Article VIII shall be the same as those set forth in Section 6 (other than Section 6(b)) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and Company's right to assume the defense of claims.

                                   ARTICLE IX

                          GOVERNING LAW, MISCELLANEOUS.
                          -----------------------------

         Section 9.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS FOR SUCH NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. IF ANY PROVISION OF THIS AGREEMENT SHALL BE INVALID OR UNENFORCEABLE IN ANY JURISDICTION, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS AGREEMENT IN THAT JURISDICTION OR THE VALIDITY OR ENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT IN ANY OTHER JURISDICTION. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

         Section 9.2 COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

         Section 9.3 HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         Section 9.4 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         Section 9.5 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS.

                  (a) This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

                  (b) The Investor may at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Investor may specify in such notice) any of its rights under any of the Transaction Documents to acquire shares of Common Stock from the Company, in which event such waiver shall be binding against the Investor in accordance with its terms; PROVIDED, however, that the voluntary waiver contemplated by this sentence may not reduce the Investor's obligations to the Company under the Transaction Documents.

         Section 9.6 NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery OR (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                           netguru, inc.
                           22700 Savi Ranch Parkway
                           Yorba Linda, California  92887
                           Telephone:       (714) 974-2500
                           Facsimile:       (714) 974-4771
                           Attention:       Jyoti Chatterjee

         With a copy to:

                           Larry A. Cerutti
                           Rutan & Tucker, LLP
                           611 Anton Boulevard, Fourteenth Floor
                           P.O. Box 1950
                           Costa Mesa, CA  92626
                           Telephone:       (714) 641-5100
                           Facsimile:       (714) 546-9035

         If to the Transfer Agent:

                           American Stock Transfer and Trust Company
                           40 Wall Street
                           46th Floor
                           New York, New York  10005
                           Attention: Barry Rosenthal

         If to the Investor:

                           Elliott Associates, L.P.
                           c/o Stonington Management Corporation
                           712 Fifth Avenue
                           New York, New York  10019
                           Telephone:       212-506-2999
                           Facsimile:       212-974-2093 and (212) 586-9467
                           Attention:       Brett Cohen

                           and

                           Westgate International, L.P.
                           c/o Stonington Management Corporation
                           712 Fifth Avenue
                           New York, New York  10019
                           Telephone:       212-506-2999
                           Facsimile:       212-974-2093 and (212) 586-9467
                           Attention:       Brett Cohen

         With a copy to:

                           Kleinberg, Kaplan, Wolff & Cohen, P.C.
                           551 Fifth Avenue, 18th Floor
                           New York, New York 10176
                           Telephone:       212-986-6000
                           Facsimile:       212-986-8866
                           Attention:       Stephen M. Schultz

         Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i),
(ii) or (iii) above, respectively.

         Section 9.7 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below). The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may assign some or all of its rights hereunder to any assignee of the Preferred Shares, Warrants, Option Shares or Common Shares who is an Accredited Investor, as defined in Rule 501(a) under the 1933 Act (in each case, a "PERMITTED ASSIGNEE"); PROVIDED, however, that any such assignment shall not release the Investor from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption. Notwithstanding anything to the contrary contained in the Transaction Documents, the Investor shall be entitled to pledge the Preferred Shares, Option Shares, Warrants or Common Shares in connection with a bona fide margin account.

         Section 9.8 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 9.9 SURVIVAL. The representations, warranties and agreements of the Company and the Investor contained in the Agreement shall survive each of the Closing and Option Closing.

         Section 9.10 FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         Section 9.11 PLACEMENT AGENT. The Investor and the Company each acknowledges and warrants that it has not engaged any placement agent in connection with the sale of the Preferred Shares, the Option Shares and the Warrants other than Shoreline, whose fees will be paid exclusively by the Company. The Company and the Investor shall each be responsible for the payment of any other fees or commissions of placement agents or brokers engaged, directly or indirectly, by the Company or the Investor, respectively, in connection with the purchase of the Preferred Shares, the Option Shares and the Warrants by the Investor. The Company and the Investor shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         Section 9.12 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

         Section 9.13 REMEDIES. The Investor and each Permitted Assignee shall have all rights and remedies set forth in this Agreement and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement or the Registration Rights Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement or the Registration Rights Agreement and to exercise all other rights granted by law. The Investor and each Permitted Assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

         Section 9.14 PAYMENT SET ASIDE. To the extent that the Company makes a payment or payments to the Investor hereunder or under the Registration Rights Agreement or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         Section 9.15 DAYS. Unless the context refers to "business days" or "Trading Days", all references herein to "days" shall mean calendar days.

         Section 9.16 RESCISSION AND WITHDRAWAL RIGHT. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Investor exercises a right, election, demand or option under a Transaction Document and the Company does not fully perform its related obligations within the periods therein provided, then the Investor in its sole discretion may rescind or withdraw from time to time any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

                                    * * * * *

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the date and year first above written.


COMPANY:                                  INVESTOR:

NETGURU, INC.                             WESTGATE INTERNATIONAL, L.P.
                                          By:  MARTLEY INTERNATIONAL, INC.,
                                               as attorney-in-fact


By: /s/ Jyoti Chatterjee                       By: /s/ Paul E. Singer
    ------------------------------                ------------------------------
    Name:  Jyoti Chatterjee                       Name:  Paul E. Singer
    Title: President                              Title: President



                                          ELLIOTT ASSOCIATES, L.P.


                                               By: /s/ Paul E. Singer
                                                  ------------------------------
                                                   Name:  Paul E. Singer
                                                   Title: General Partner

LIST OF SCHEDULES
-----------------

Schedule 2.1(a)                 Subsidiaries
Schedule 2.1(c)                 Capitalization
Schedule 2.1(p)                 Title
Schedule I                      Investors

LIST OF EXHIBITS
----------------

EXHIBIT A                       Certificate of Designation
EXHIBIT B                       Warrant
EXHIBIT C                       Registration Rights Agreement
EXHIBIT D                       Escrow Agreement
EXHIBIT E                       Form of Press Release
EXHIBIT F                       Opinion of Counsel


                                                                   SCHEDULE I

                             JURISDICTION OF          NUMBER OF         NUMBER OF                      DOLLAR AMOUNT OF
       INVESTOR                ORGANIZATION         PREFERRED SHARES     WARRANTS   PURCHASE PRICE        OPTION SHARES
       --------                ------------         ----------------     --------   --------------        -------------

Elliott Associates, L.P.      Delaware, U.S.A.           6,000            45,000       $6,000,000           $3,000,000

Westgate International, L.P.  Cayman Islands, B.W.I.     6,000            45,000       $6,000,000           $3,000,000